Exhibit 10.12

Change in Control and Severance Policy

Amended and Restated Participation Agreement

This Amended and Restated Participation Agreement (“Agreement”) is made and entered into by and between Winston Kung on the one hand, and PMV Pharmaceuticals, Inc. (the “Company”) on the other.

In connection with the Company’s anticipated initial public offering, the Compensation Committee of the Board has reviewed and updated the Policy for you as set forth herein. You will continue to be eligible to receive the following severance payments and benefits upon a Qualified Termination, subject to the terms and conditions of the Policy.

CIC Qualified Termination. Upon your CIC Qualified Termination, you will be entitled to the following benefits, subject to the terms and conditions of the Policy:

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Equity Vesting: 100% of the then-unvested shares subject to each of your then-outstanding equity awards will immediately vest and, in the case of options and stock appreciation rights, will become exercisable (for avoidance of doubt, no more than 100% of the shares subject to the outstanding portion of an equity award may vest and become exercisable under this provision). In the case of equity awards with performance-based vesting, unless otherwise determined by the Company and set forth in your equity award agreement, all performance goals and other vesting criteria will be deemed achieved at 100% of target levels.

•	Salary Severance: 12 months of your Base Salary, payable in a lump sum on the 61st day following your CIC Qualified Termination.

•	Bonus Severance: 100% of your target bonus for the performance year in which your CIC Qualified Termination occurs, payable in a lump sum on the 61st day following your CIC Qualified Termination.

•	COBRA Coverage: Payment or reimbursement of the COBRA Coverage or COBRA Benefit, as applicable, for up to 12 months following your CIC Qualified Termination.

Non-CIC Qualified Termination. Upon your Non-CIC Qualified Termination, you will be entitled to the following benefits, subject to the terms and conditions of the Policy:

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Equity Vesting: A number of then-unvested shares subject to each of your then-outstanding equity awards (excluding equity awards with performance-based vesting and excluding any equity awards granted on or after the IPO Date) equal to the number of such shares otherwise scheduled to vest during the 6 month period following the date of your Non-CIC Qualified Termination had you remained employed with the Company (or any of its subsidiaries) through such date will immediately vest and, in the case of options and stock appreciation rights, will become exercisable.

•	Salary Severance: 9 months of your Base Salary, payable in a lump sum on the 61st day following your Non-CIC Qualified Termination.

•	Bonus Severance: None.

•	COBRA Coverage: Payment or reimbursement of the COBRA Coverage or COBRA Benefit, as applicable, for up to 9 months following your Non-CIC Qualified Termination.

“Good Reason” means the termination of your employment with the Company (or any of its subsidiaries) in accordance with the next sentence after the occurrence of one or more of the following events without your consent: (a) a material reduction in your authority, duties, or responsibilities with the Company or a subsidiary of the Company in effect immediately prior to such reduction, unless you are is provided with reasonably comparable authority, duties, or responsibilities; (b) a material change in the geographic location at which you must be principally located for employment, provided that a change in office location of greater than forty (40) miles from your home will be such a material change in geographic location; (c) a material reduction by the Company or a subsidiary of the Company in your base compensation as in effect immediately prior to such reduction other than in connection with a general reduction of base compensation at the Company or its subsidiaries of individuals having a similar position or title; or (d) any material breach by the Company or a subsidiary of the Company of the agreement under which you provide services to the Company or such subsidiary. In order for the Eligible Employee’s termination of his or her employment to be for Good Reason, you must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a cure period of 30 days following the date of written notice (the “Cure Period”), such grounds must not have been cured during such time, and you must terminate your employment within 60 days following the Cure Period.

“IPO Date” means the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(b) of the Exchange Act of 1934, with respect to the Company’s common stock.

“Qualified Termination” means either (i) a termination of your employment by the Company (or any of its subsidiaries) other than for Cause, death, or Disability or by you for Good Reason, in either case, during the Change in Control Period (a “CIC Qualified Termination”) or (ii) a termination of your employment by the Company (or any of its subsidiaries) other than for Cause, death, or Disability outside the Change in Control Period (a “Non-CIC Qualified Termination”).

Other Provisions

You agree that the Policy and the Agreement constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties, and will specifically supersede any severance and/or change of control provisions of any offer letter, employment agreement, or equity award agreement entered into between you and the Company and/or any of its subsidiaries.

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

By signing below, each of the parties signifies his, her, or its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer, effective as of the last date set forth below.

PMV PHARMACEUTICALS, INC.		ELIGIBLE EMPLOYEE

By:	/s/ David H. Mack	Signature:	/s/ Winston Kung

Date:	August 17, 2020	Date:	August 17, 2020

[Signature Page of the A&R Participation Agreement (Kung)]